Boulder Growth & Income Fund
Meeting date: 4-25-08
	Record date shares (Common):	15,256,738.285			Record date shares (AMPS):	1000

		Common				AMPS

	Shares Voted	% of Outstanding			Shares Voted	% of Outstanding
Voted	13,758,986.98	90.183%		Voted	807	80.700%
Unvoted	1,497,751.31	9.817%		Unvoted	193	19.300%
Total	15,256,738.29	100.000%		Total	1,000	100.000%

	Shares Voted	% of Outstanding	% of Voted		Shares Voted	% of Outstanding	% of Voted

Proposal #1	Election of Directors				Election of Directors

	Joel W. Looney
For	13,512,365.259	88.567%	98.208%
Withheld	246,621.717	1.616%	1.792%
Total Voted	13,758,986.976	90.183%	100.000%

	Susan L. Ciciora
For	13,500,808.182	88.491%	98.124%
Withheld	258,178.794	1.692%	1.876%
Total Voted	13,758,986.976	90.183%	100.000%

	Dr. Dean L. Jacobson
For	13,524,721.454	88.648%	98.297%
Withheld	234,265.522	1.535%	1.703%
Total Voted	13,758,986.976	90.183%	100.000%

					John J. Horejsi
				For	731.000	73.100%	90.582%
				Withheld	76.000	7.600%	9.418%
				Total	807.000	15.600%	100.000%

					Richard I. Barr
				For	731.000	73.100%	90.582%
				Withheld	76.000	7.600%	9.418%
				Total	807.000	15.600%	100.000%

In connection with the Annual Meeting of Shareholders of Boulder Growth & Income Fund, PFPC hereby certifies the above tabulation of shareholder ballots.

Maura C. Stanley
Client Liaison Principal, Client Services